Exhibit 15.1

Letter of Ernst & Young LLP Regarding Unaudited Financial Information

Board of Directors and Stockholders

Unum Group

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Unum Group Stock Incentive Plan of 2012 of Unum Group of our reports dated May 2, 2012 and August 2, 2012 relating to the unaudited consolidated interim financial statements of Unum Group that are included in its Forms 10-Q for the quarters ended March 31, 2012 and June 30, 2012.

/s/ Ernst & Young LLP

Chattanooga, Tennessee

September 5, 2012